                                                                                 EX-99.B(j)invconsnt

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-64172 on Form N-1A of Waddell & Reed InvestEd Portfolios, Inc. of our report dated February 14, 2005 appearing in the Annual Report to Shareholders of Growth Portfolio, Balanced Portfolio, and Conservative Portfolio comprising Waddell & Reed InvestEd Portfolios, Inc. for the fiscal year ended December 31, 2004 in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the caption "Custodial and Auditing Services" in such Statement of Additional Information. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
April 27, 2005